Exhibit 23.6

McElroy Bryan Geological Services Pty Ltd Consulting Geologists ABN 52 053 807 926

28 July 2021

To the Board of Directors of

Vale S.A.

Vale Overseas Limited

Ladies and Gentlemen:

Re: Consent letter

We hereby consent to the incorporation by reference in this Registration Statement of Vale S.A. and Vale Overseas Limited of the Annual Report on Form 20-F of Vale S.A. for the year ended December 31, 2020, in which McElroy Bryan Geological Services Pty Ltd is named as having prepared certain coal reserve estimates. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Yours sincerely,

/s/ Kerry Whitby

Kerry Whitby

Managing Director

McElroy Bryan Geological Services Pty Ltd